Exhibit 99.1

MAJESCO ENTERTAINMENT ANNOUNCES REVERSE STOCK SPLIT

EDISON, NJ – June 11, 2014 -- Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of video games for the mass market, announced today that a 1-for-7 reverse split of its common stock will be effective at the open of trading on Friday, June 13, 2014. The reverse stock split was previously approved by Majesco’s stockholders at its annual meeting held on April 25, 2014.

At the effective time of the reverse stock split, every seven shares of Majesco’s issued and outstanding common stock will be automatically converted into one newly issued and outstanding share of common stock, without any change in the par value per share. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of Majesco common stock will receive a cash payment in lieu of such fractional share.

Majesco’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “COOL”. A new CUSIP number will be issued to Majesco’s common stock after the reverse stock split becomes effective.

Once the reverse stock split becomes effective, stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-7 reverse stock split. Existing stockholders holding common stock certificates will receive a letter of transmittal from Majesco’s transfer agent, American Stock Transfer & Trust Company, LLC, with specific instructions regarding the exchange of shares.

About Majesco Entertainment Company

Majesco Entertainment Company is an innovative developer, marketer, publisher and distributor of interactive entertainment for consumers around the world. Building on more than 25 years of operating history, the company develops and publishes a wide range of video games on console, handheld and mobile platforms, as well as digital networks through its Midnight City label. Majesco also owns 50% of GMS Entertainment, the parent company of online gaming company Pariplay, which specializes in iGaming, iLottery and social gaming. Majesco is headquartered in Edison, NJ and the company's shares are traded on the Nasdaq Stock Market under the symbol: COOL. More info can be found online at majescoent.com or on Twitter at twitter.com/majesco.

Investor Relations Contact:

Stephanie Prince/Jody Burfening

LHA

212.838.3777

sprince@lhai.com